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                    November 29, 2021

       Gina Goetter
       Chief Financial Officer
       Harley-Davidson, Inc.
       3700 West Juneau Avenue
       Milwaukee, Wisconsin 53208

                                                        Re: Harley-Davidson,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 001-09183

       Dear Ms. Goetter:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Patrick Quick